UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2015

Capella Education Company

(Exact name of Registrant as specified in its charter)

Minnesota	001-33140	41-1717955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 South 6th Street, 9th Floor Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 227-3552

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d 2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 18, 2015, Capella Education Company (the “Company”) entered into an amended and restated credit agreement (the “Credit Agreement”) with Bank of America, N. A., as administrative agent (the “Agent”), swing line lender and letter of credit issuer, and the lenders from time to time party thereto (the “Lenders”), which amended and restated in its entirety the Company’s existing credit agreement. The Credit Agreement provides the Company with a committed $100 million revolving credit facility (the “Facility”), and includes an option pursuant to which the Company may elect to increase the size of the Facility to $150 million subject to certain conditions, including receipt of commitments by existing or new Lenders for the incremental amount. The commitments under the Facility will expire on December 18, 2020 and any loans outstanding on such date will mature and be payable on such date. The Company’s obligations under the Facility are guaranteed by all of its existing material domestic subsidiaries and secured by substantially all of the assets of the Company and such subsidiaries. Any future domestic subsidiaries will also be required to guarantee the Company’s obligations under the Facility and grant liens on substantially all of their assets to secure those obligations. Foreign subsidiaries will not be required to guarantee the obligations of the Company under the Facility or grant liens on their assets to secure those obligations except under limited circumstances.

A loan under the Facility will generally bear interest at a rate per annum equal to, at the election of the Company, either (i) a fixed rate for a selected interest period equal to LIBOR for that interest period plus a margin of between 1.75% and 2.25% (depending on the Company’s consolidated leverage ratio), or (ii) a floating rate equal to the Base Rate (defined as the highest of (a) the federal funds rate plus  1⁄2 of 1%, (b) Bank of America’s prime rate, and (c) one-month LIBOR plus 1%) plus a margin of between 0.75% and 1.25% (depending on the Company’s consolidated leverage ratio). There is a floor on LIBOR of 0%.

A letter of credit fee and a fronting fee will be assessed on the amount available to be drawn under each letter of credit issued under the Facility at a rate per annum equal to, respectively, the margin on LIBOR rate loans and 0.125%.

In addition, the Company will be required to pay a commitment fee on the unused portion of the Facility at a rate per annum of between 0.30% and 0.40% (depending on the Company’s consolidated leverage ratio).

An arrangement fee in in the amount of $200,000 was paid by the Company at the closing of the Facility to an affiliate of the Agent for structuring and syndicating the Facility. The Company also paid the Lenders at the closing of the Facility upfront fees in the aggregate amount of $410,000.

The Credit Agreement requires the Company to maintain:

•	a consolidated fixed charge coverage ratio as of the end of each fiscal quarter of at least 1.5 to 1.0,

•	a consolidated leverage ratio as of the end of each fiscal quarter of no more than 2.0 to 1.0,

•	a DOE ratio (which is a composite score determined by the Department of Education) as of the end of each fiscal year of at least 2.0 to 1.0,

•	a cohort default rate for each school of no more than the maximum percentage permitted by the Department of Education for the applicable three consecutive cohort fiscal years or the applicable cohort fiscal year in order for the school to participate in Title IV student financial assistance programs, and

•	net institutional student loans as of the end of any fiscal quarter of no more than 10% of the Company’s consolidated net worth as of the end of such fiscal quarter.

The Credit Agreement also contains other customary affirmative and negative covenants, including covenants that restrict the right of the Company and its subsidiaries to grant liens on their assets, make investments, incur indebtedness, merge, or lease, sell or otherwise dispose of assets. The Company will be permitted to pay dividends as long as no default exists and to repurchase stock if no default exists and, after giving effect to the repurchase on a pro forma basis, the Company’s consolidated leverage ratio does not exceed 1.0 to 1.0.

The Credit Agreement contains customary events of default, the occurrence of which would permit the Lenders to terminate their commitments, accelerate loans and require cash collateralization of letters of credit under the Facility, including failure to make payments under the Facility, failure to comply with covenants in the Credit Agreement and other loan documents, cross default to other material indebtedness of the Company or any of its subsidiaries, failure of the Company or any of its subsidiaries to pay or discharge material judgments, bankruptcy of the Company or any of its subsidiaries, and change of control of the Company.

The Lenders have performed and may continue to perform commercial banking and financial services for the Company and its subsidiaries for which they have received and will continue to receive customary fees.

The foregoing description of the Facility is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The discussion under Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Credit Agreement dated as of December 18, 2015 among Capella Education Company, the Lenders from time to time party thereto, and Bank of America, N. A., as Administrative Agent, Swing Line Lender and L/C Issuer

99.1	Press Release dated December 21, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPELLA EDUCATION COMPANY

Date: December 21, 2015	By	/s/ Renee L. Jackson
Renee L. Jackson
Vice President and General Counsel